QuickLinks -- Click here to rapidly navigate through this document

Exhibit 1

JOINT FILING AGREEMENT

        The undersigned, and each of them, do hereby agree and consent to the filing of a single statement on behalf of all of them on Schedule 13D and amendments thereto, in accordance with the provisions of Rule 13d-1(d) of the Securities Exchange Act of 1934, as amended.

Date: November 24, 2004

COPANO MANAGEMENT PARTNERS, L.L.C.
By:	/s/ JOHN R. ECKEL, JR. Name: John R. Eckel, Jr. Title: President
COPANO PARTNERS, L.P.
By:	Copano Management Partners, L.L.C. as General Partner
By:	/s/ JOHN R. ECKEL, JR. Name: John R. Eckel, Jr. Title: President
/s/ JOHN R. ECKEL, JR. John R. Eckel, Jr.

QuickLinks

JOINT FILING AGREEMENT